Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Cyalume Technologies Holdings, Inc.

We hereby consent to the incorporation by reference in the Registration Statement of Cyalume Technologies Holdings, Inc. (formerly Vector Intersect Security Corp.) (a corporation in the development stage) of Form S-1 (No. 333-[             ], of our report dated April 10, 2008, on our audit of the financial statements of Cyalume Technologies Holdings, Inc. (formerly Vector Intersect Security Corp.) (a corporation in the development stage) as of December 31, 2007, for the year ended December 31, 2007 and for the period from July 19, 2005 (inception) ( through December 31, 2007 appearing in the Annual Report on Form 10-K for the year ended December 31, 2008.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/	Miller, Ellin & Company, LLP
Miller, Ellin & Company, LLP
New York, New York
August 25, 2009